Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Registration Statement on Form S-4 of Level 3 Communications, Inc., of our report dated March 11, 2005, relating to the financial statements of WilTel Communications Group, Inc., which appears in the Current Report on Form 8-K of Level 3 Communications, Inc. dated December 23, 2005. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Tulsa, Oklahoma

November 6, 2006